Exhibit 10cf

January 20, 2012

G. Mason Morfit

ValueAct Capital Master Fund, L.P., by VA Partners I, LLC its General Partner

VA Partners I, LLC

ValueAct Capital Management, L.P., by ValueAct Capital Management, LLC its General Partner

ValueAct Capital Management, LLC

435 Pacific Ave., 4th Floor

San Francisco, CA 94133

Re: Cooperation Agreement

Dear Mason:

Having considered the request of the Investors (as defined below) that you (“you” or the “Nominee”), an individual selected by the Investors, be appointed to the board of directors (the “Board”) of C. R. Bard, Inc. (the “Company”), and having received the consent of the Nominee to act as a director of the Company, the Governance Committee (the “Governance Committee”) of the Board, effective upon the execution and delivery of, and subject to the terms and conditions of, this cooperation agreement, has recommended to the Board and the Board has (i) increased the size of the Board by one director and elected you as a Class II director of the Company to serve until the 2012 annual meeting of the Company’s shareholders (the “2012 Meeting”), or until your earlier death, resignation, disqualification or removal and (ii) subject to compliance by the Investor entities that are signatories to this agreement (the “Investors”) and you with this agreement and your continuing to satisfy the Conditions (as defined in Section 1(b) below), determined to nominate you for election as a director of the Company at the 2012 Meeting. If you are elected by the Company’s shareholders at the 2012 Meeting to serve as a director, then subject to compliance by the Investors and you with this agreement and your continuing to satisfy the Conditions, you shall serve as a Class II director of the Company until the 2013 annual meeting of the Company’s shareholders (including any adjournment or postponement thereof) (the “2013 Meeting”). By signing this agreement, the undersigned agree and acknowledge as follows (capitalized terms used in this agreement but not defined have the meanings given to such terms in Section 7 below):

1.	Board Representation

(a) As a condition to your nomination for election as a director of the Company at the 2012 Meeting, you and the Investor Group shall provide to the Company the information required to be disclosed for candidates for directors and their Affiliates and Representatives in a proxy statement under the federal securities laws and applicable rules and regulations of The New York Stock Exchange and such other information as reasonably requested by the Company from time to time with respect to you and the Investor Group.

(b) Nominee agrees that, at all times while serving on the Board, he will: (i) meet all independence and other standards under applicable rules of The New York Stock Exchange and the Securities and Exchange Commission (the “SEC”) and applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (ii) be qualified to serve as a director under the New Jersey Business Corporation Act, as amended (the foregoing in these clauses (i) and (ii) being referred to as the “Conditions”). Nominee agrees to promptly advise the Chairperson of the Governance Committee in writing if he ceases to satisfy any of the Conditions. If (i) Nominee ceases to satisfy any of the Conditions or breaches any of his obligations under this Section 1, or (ii) any member of the Investor Group fails to comply in all material respects with any of the terms of this agreement, in either case upon the request of the Board, Nominee shall promptly deliver his written resignation to the Board.

(c) At all times while serving as a director, Nominee shall: (i) comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s code of conduct and corporate governance guidelines; and (ii) keep confidential and not publicly disclose discussions and matters considered in meetings of the Board and Board committees, unless previously disclosed publicly by the Company.

(d) If, at any time while Nominee is serving as a director, the members of the Investor Group, collectively, cease to beneficially own, in the aggregate, at least five percent (5%) of the outstanding Voting Securities (the “Minimum Threshold Resignation”), then upon notice from the Board to the Investors, (i) the Company’s obligations under the first paragraph of this agreement shall terminate immediately, and (ii) Nominee shall offer to resign from the Board immediately and, if requested by the Governance Committee, the Chairman of the Board, the lead director of the Board or the Board, he shall promptly deliver his written resignation to the Board. Notwithstanding the foregoing, (x) any derivative, hedging or similar arrangement (including Derivative Instruments) that has the effect of increasing the voting power or economic interest of the members of the Investor Group in the Company’s Voting Securities shall not be given effect, so that the shares that are subject to such derivative, hedging or similar arrangement (including Derivative Instruments) shall not be deemed as beneficially owned by the members of the Investor Group for purposes of this Section 1(d) and (y) any share issuances, stock splits, or other programs instituted by the Company that would have the net effect of reducing or diluting the Investor Group’s interest to below 5% shall not trigger the Minimum Threshold Resignation obligation of this Section 1(d).

(e) In the event of the termination of employment of Nominee with the Investor Group and/or any Affiliate thereof for any reason, including death, resignation, disqualification or removal (the “Employment Termination Resignation”), then the Investor Group shall provide prompt notice of such event to the Company and, (i) the Company’s obligations under the first paragraph of this agreement shall terminate immediately, and (ii) Nominee shall resign from the Board immediately.

2.	Investor Representations and Warranties

The Investors jointly and severally represent and warrant to the Company that:

(a) Each of the Investors is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to execute and deliver this agreement; this agreement has been duly executed and delivered by each of the Investors and the Nominee; and this agreement constitutes the valid and binding agreement of each of the Investors and the Nominee, enforceable against each of the Investors and the Nominee in accordance with its terms;

(b) as of the date of this agreement: (i) the members of the Investor Group, collectively, beneficially own, in the aggregate, the number of the Company’s common stock, par value $0.25 per share (“Common Shares”) set forth on Schedule A; (ii) such Common Shares constitutes all of the Voting Securities beneficially owned by the members of the Investor Group; and (iii) no member of the Investor Group, directly or indirectly (A) owns beneficially or of record any Derivative Instruments, (B) beneficially owns, or has any rights or options, or is party to any proxy, contract, arrangement, agreement or understanding to acquire or vote, any Common Shares or Derivative Instruments or (C) beneficially owns, or has any rights or options, or is party to any proxy, contract, arrangement, agreement or understanding to acquire any debt securities of the Company;

(c) as of the date of this agreement, the Nominee satisfies the Conditions, and the Nominee does not have any personal or business interests that would conflict with his responsibilities and obligations to the Company as a director; and

(d) no member of the Investor Group has taken any action prior to the date hereof that, if taken on or after the date hereof, would violate Section 3 of this agreement.

3.	Investor Cooperation

(a) Each of the Investors agrees that, during the Covered Period, no member of the Investor Group shall, unless specifically requested in writing by a resolution of a majority of the Company’s directors (not including the Nominee), directly or indirectly, in any manner, alone or in concert with others:

(i) acquire, agree or seek to acquire or make any proposal or offer to acquire, or announce any intention to acquire, beneficially or otherwise, any Voting Securities of the Company or any securities convertible or exchangeable into or exercisable for any Voting Securities of the Company or any property, asset or business of the

Company (other than securities issued pursuant to a plan established by the Board for members of the Board, a stock split, stock dividend or similar corporate action initiated by the Company with respect to any securities beneficially owned by the members of the Investor Group on the date of this agreement) if, immediately after such acquisition, the members of the Investor Group, collectively, would, in the aggregate, beneficially own more than 12.5% of the then outstanding Voting Securities; provided that, notwithstanding the foregoing, any derivative, hedging or similar arrangement (including Derivative Instruments) that has the effect of decreasing the voting power or economic interest of the members of the Investor Group in the Company’s Voting Securities shall not be given effect, so that the shares that are the subject of such derivative, hedging or similar arrangement (including Derivative Instruments) shall be deemed as owned by the members of the Investor Group for purposes of this subsection (i);

(ii) propose to any Person, or effect or seek to effect, cause or participate in, assist or facilitate, or take any action, alone or in concert with others, in support of or make any statement with respect to, any take-over bid, tender or exchange offer, amalgamation, merger, consolidation, acquisition, sale, transfer, scheme, divestiture, arrangement, business combination, recapitalization, reorganization, restructuring, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities, businesses or assets (each, an “Extraordinary Transaction”), or tender any Voting Securities of the Company into any such tender or exchange offer or vote any Voting Securities of the Company in favor of any such Extraordinary Transaction; provided, however, that nothing in this subparagraph (ii) shall prevent the Investor Group from voting in favor of any Extraordinary Transaction that has been approved or recommended by the Board, or voting against any Extraordinary Transaction that has not been approved and recommended by the Board;

(iii) form, join, encourage, influence, advise or in any way participate in any Group with respect to any Voting Securities or otherwise in any manner agree, attempt, seek or propose to deposit any Voting Securities into any voting trust or subject any Voting Securities to any voting or similar arrangement;

(iv) make, or in any way encourage or participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a–1(l)(2)(iv) under the Exchange Act) or consents to vote, or seek to advise, encourage or influence any Person with respect to the voting of, any Voting Securities;

(v) (A) initiate, propose or otherwise “solicit” (as such terms are used in the proxy rules of the SEC) shareholders of the Company for the approval of any shareholder proposal or cause or encourage any Person to initiate any such shareholder proposal; (B) seek to call, or request the call of, or call a special meeting of the shareholders of the Company or of the Board; or (C) seek the written consent of the shareholders of the Company;

(vi) seek election or appointment to, or representation on, or nominate or propose the nomination of any candidate to the Board, other than as set forth in this agreement; or seek the removal of any member of the Board;

(vii) seek to effect, cause or participate in, assist, facilitate or take any action, alone or in concert with others, in support of: (A) advising, controlling, changing or influencing, or seeking to advise, control, change or influence, the Board or the management, strategies or policies of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board; (B) any material change in the Company’s business or corporate structure; or (C) seeking to have the Company waive, or make amendments or modifications to, (x) the Company’s Amended and Restated Certificate of Incorporation, as amended, or the Bylaws of the Company, as amended, or (y) other actions or defenses that may impede the acquisition of control of the Company by any Person;

(viii) (A) other than in a Rule 144 brokers transaction, knowingly sell, transfer or otherwise dispose of any Voting Securities to any Person who or that is (or will become upon consummation of such sale, transfer or other disposition) a beneficial owner of ten percent (10%) or more of the outstanding Voting Securities; or (B) without the prior written consent of the Company (acting through the Board), on any single day, sell, transfer or otherwise dispose of more than five percent (5%) of the outstanding Voting Securities through the public markets;

(ix) (A) request the Company or any of its representatives release any member of the Investor Group from, amend or waive any provision of this agreement; or (B) otherwise take, or make any public disclosure, announcement or statement with respect to any intention, plan or arrangement to take, any action that is inconsistent with, any provision of this agreement;

(x) make, or issue or cause to be made or issued, or in any way encourage any other Person to make or cause to be made, any public disclosure, announcement or statement: (A) in support of any solicitation described in paragraph (iv) or paragraph (v) above (other than solicitations by the Company); (B) in support of any matter described in paragraph (ii) above; (C) regarding any intent, purpose, plan, action or proposal with respect to the Board, the Company, its management, strategies, policies or affairs or any of its securities or assets or this agreement, that is inconsistent with the provisions of this agreement, including any intent, purpose, plan or proposal that is conditioned on, or would require waiver, amendment, nullification or invalidation of, any provision of this agreement or take any action that could require the Company to make any public disclosure relating to such intent, purpose, plan, proposal or condition, or any other matter set forth in this agreement; or (D) that disparages the Company, any of its directors or officers or any individual who has served as a director or officer of the Company; or

(xi) have any discussions or communications, or enter into any arrangement, understanding or agreements (whether written or oral) with, or encourage, advise, assist, finance or facilitate, any Person in connection with any of the foregoing; make any investment in or enter into any arrangement with any other Person that engages, or offers or proposes to engage, in any of the foregoing; or otherwise take, or solicit, cause or encourage others to take, any action inconsistent with any of the foregoing.

(b) Each of the Investors and the Nominee agree with the Company that, at the 2012 Meeting, the Investors shall, and shall cause each of its Representatives to, vote, or provide its consent with respect to, all of the Common Shares beneficially owned or over which control or direction is exercised by it on the matters furnished by the Company to the Investors on the date hereof which will be subject to a vote of shareholders of the Company at such meeting in accordance with the recommendation of the Board.

(c) Nothing in Section 3 shall limit any actions that may be taken by the Nominee acting solely as a director of the Company consistent with his fiduciary duties as a director of the Company.

4.	Confidentiality; Public Announcements; Securities Filings

(a) Concurrently with and as a condition of this agreement, each of the Investors and the Nominee is entering into a confidentiality agreement with the Company in form attached hereto as Exhibit A (the “Confidentiality Agreement”).

(b) Each member of the Investor Group and the Nominee (i) acknowledges that it has received a copy of the Company’s Business Ethics Policy (the “Business Ethics Policy”) and (ii) agrees that, until expiration of the Covered Period and thereafter for so long as the Nominee or any member of the Investor Group is in possession of material, non-public information, Nominee shall comply with the Business Ethics Policy, and Nominee and each member of the Investor Group shall comply with applicable federal securities laws restricting a Person’s ability to purchase, sell, trade or otherwise transfer securities of the Company, and a Person’s ability to communicate material, non-public information to any other Person under circumstances in which it is reasonably foreseeable that such Person may purchase, sell, trade or otherwise transfer securities of the Company, while in possession of material, non-public information of an issuer.

(c) The Company may in its sole discretion announce the election of Nominee as a director of the Company by means of a press release in a form reasonably agreeable to the Investors and/or filing with the SEC (the “Disclosure”). The Investors shall promptly, but in no case prior to the date of the filing or other public release of the Disclosure by the Company so long as such press release or filing is made within two business days of the execution of this agreement, prepare and file an amendment (the “13D Amendment”) to their Schedule 13D with respect to the Company filed with the SEC on October 29, 2010, as subsequently amended, reporting the entry into this agreement and amending applicable items to conform to its obligations hereunder. The 13D Amendment shall be consistent with the Disclosure and the terms of this agreement. The Investors and the Investor Affiliates shall provide the Company with reasonable opportunity to review and comment upon the 13D Amendment prior to filing, and shall consider in good faith any changes proposed by the Company. None of the Nominee, the Investors or the

Investor Affiliates shall (i) issue a press release in connection with this agreement or the actions contemplated hereby or (ii) otherwise make any public statement, disclosure or announcement with respect to this agreement or the actions contemplated hereby.

5.	Termination

(a) This agreement is effective as of the date hereof and shall remain in full force and effect for the period (the “Covered Period”) commencing on the date hereof and ending on the date that is the earliest of (i) the date that is 10 days following the date that the Company materially breaches its obligations under the first paragraph of this agreement, provided that such breach has not been cured prior to the expiration of such 10-day period; (ii) the date that is 10 days following the date that the Nominee or any member of the Investor Group materially breaches its obligations under this agreement upon which the Company may require the resignation of Nominee from the Board, provided that such breach has not been cured prior to the expiration of such 10-day period; (iii) the date immediately following the 2013 Meeting; (iv) the date of the Nominee’s termination of service as a director of the Company, including without limitation pursuant to a Minimum Threshold Resignation or an Employment Termination Resignation; and (v) such other date established by mutual written agreement of the Company and the Investors.

(b) The provisions of Section 1(b), Section 1(c) , Section 4, this Section 5, Section 6 and Section 7 and Section 8 shall survive the termination of this agreement. No termination pursuant to Section 5(a) shall relieve any party hereto from liability for any breach of this agreement prior to such termination.

6.	Specific Performance

The parties agree that irreparable damage would occur in the event any of the provisions of this agreement were not performed in accordance with the terms hereof and that the parties are entitled to an injunction or specific performance: (i) to enforce the terms hereof in addition to any other remedies at law or in equity; and (ii) to require the resignation of the Nominee from the Board commencing on the date that is 10 days following the date that the Nominee and/or the Investor Group materially breaches its obligations under this agreement, provided that such breach has not been cured prior to the expiration of such 10-day period. Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief.

7.	Definitions

The following terms, as used in this agreement, have the following meanings:

(a) The term “Affiliate” has the meaning given to such term in Rule 12b-2 promulgated by the SEC under the Exchange Act, and shall include Persons who become Affiliates of any Person after the date of this agreement;

(b) the terms “beneficial owner” and “beneficially own” have the respective meanings given to such terms in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(c) the term “Derivative Instrument” means any profits interest, option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of securities of the Company or with a value derived in whole or in part from the value of any class or series of securities of the Company or any derivative or synthetic arrangement having characteristics of a long position in any class or series of securities of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of securities of the Company, or otherwise, and any performance-related fees to which a Company shareholder is entitled based, directly or indirectly, on any increase or decrease in the value of securities of the Company;

(d) the term “Investor Group” means, collectively, each Investor and each Affiliate and Representative of each of the Investors and their Affiliates;

(e) the term “Group” means any partnership, limited partnership, syndicate or other group, including, without limitation, any “group” (within the meaning of Section 13(d)(3) of the Exchange Act);

(f) the terms “Person” or “Persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(g) the term “Representative” means each of the Investors’ and their respective Affiliates’ directors, officers, partners, members, employees, agents (acting in such capacity), attorneys, advisors, consultants, directly or indirectly controlled investment funds and any Person in which the Investors or their Affiliates and/or such funds beneficially own and/or exercise control or direction over, directly or indirectly, securities carrying more than fifty percent (50%) of the voting rights of such Person; and

(h) the term “Voting Securities” means Common Shares and any other securities of the Company entitled to vote in the election of directors of the Company, or securities convertible into, or exercisable or exchangeable for Common Shares or such other securities.

8.	Miscellaneous Provisions

(a) This agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided, however, the rights and privileges set forth in this agreement are personal to the Investors and the Nominee and may not be transferred or assigned to any Person, whether by operation of law or otherwise. Nothing in this agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this agreement on any Person other than the parties and their respective successors and permitted assigns.

(b) This agreement shall be governed and construed in accordance with the laws of the State of New York. The parties: (i) irrevocably and unconditionally consent and submit to the jurisdiction of the state and federal courts located in the State of New York for purposes of any action, suit or proceeding arising out of or relating to this agreement; (ii) agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth at the end of this agreement shall be effective service of process for any action, suit or proceeding brought against them; (iii) irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this agreement in any state or federal court located in the State of New York; and (iv) irrevocably and unconditionally waive the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this agreement that is brought in any state or federal court located in the State of New York has been brought in an inconvenient forum.

(c) This agreement may only be amended pursuant to a written agreement executed by all the parties, and no waiver of compliance with any provision or condition of this agreement and no consent provided for in this agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(d) This agreement, together with the Confidentiality Agreement, constitutes the entire agreement of all the parties and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

(e) Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this letter agreement shall be decided without regard to events of drafting or preparation.

(f) This agreement may be executed in any number of counterparts (including by fax transmission or e-mail), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart. The captions contained in this agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this agreement.

*            *            *

[Remainder of Page Intentionally Left Blank]

Please sign and have the Investors sign in the space provided below to acknowledge your and the Investors’ agreement to the foregoing.

Sincerely yours,

C. R. Bard, Inc.

By:
Name:	Timothy M. Ring
Title:	Chairman and CEO

Accepted and agreed as of

January 20, 2012:

NOMINEE:

G. Mason Morfit

INVESTORS:

ValueAct Capital Master Fund, L.P., by VA Partners I, LLC its General Partner

By:
Name:
Title:

VA Partners I, LLC

By:
Name:
Title:

ValueAct Capital Management, L.P., by ValueAct Capital Management, LLC its General Partner

By:
Name:
Title:

ValueAct Capital Management, LLC

By:
Name:
Title:

Schedule A

Common Shares Beneficially Owned by the Investor Group

5,872,939 shares

Exhibit A

January 20, 2012

G. Mason Morfit

ValueAct Capital Master Fund, L.P., by VA Partners I, LLC its General Partner

VA Partners I, LLC

ValueAct Capital Management, L.P., by ValueAct Capital Management, LLC its General Partner

ValueAct Capital Management, LLC

435 Pacific Ave., 4th Floor

San Francisco, CA 94133

Ladies and Gentlemen:

This letter agreement shall be effective concurrently with the execution of the Cooperation Agreement (the “Cooperation Agreement”), dated as of the date hereof, by and among the Nominee, the Investors and C. R. Bard, Inc., a New Jersey corporation (the “Company”). Capitalized terms used but not otherwise defined in this letter agreement have the respective meanings given to such terms in the Cooperation Agreement.

The Investors (each of the foregoing individually without distinction, “you”) have informed the Company that, subject to the terms of, and in accordance with, this letter agreement and except as otherwise instructed by the Company, the Nominee may, subject to his fiduciary duties under applicable law, disclose to one or more members of the Investor Group confidential, non-public information regarding the Company and its Affiliates and their respective businesses the Nominee obtains while a member of the Board. You acknowledge and agree that all such information is confidential and proprietary to the Company and may include strategic, business or financial planning information, financial results, financial projections and forecasts, the thoughts and deliberations of the Board or its committees as a whole or of individual members of the Board or its committees or members of senior management, advice received by the Board or its committees or members of management of the Company from attorneys, accountants, consultants and other advisors to the Company or the Board or its committees, and other confidential or proprietary, non-public information the disclosure of which could harm the Company and its shareholders.

In consideration of the Company’s agreements and obligations in the Cooperation Agreement, you and your Affiliates and your and your Affiliates’ Representatives agree to treat any and all information regarding the Company and its Affiliates and their respective businesses that is given to or received by you or your Representatives by the Company or any of its Representatives or the Nominee (regardless of the manner in which it is furnished, including without limitation in written or electronic format or orally, gathered by visual inspection or otherwise) (collectively, “Confidential Information”), in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth.

1. The term “Confidential Information” does not include information that (i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or your Representatives in violation of this letter agreement or any other duty or obligation of confidentiality to the Company or one of its Affiliates, (ii) was within or came into your or any of your Representatives’ possession other than by being furnished to you by the Nominee, or by or on behalf of the Company or one of its Representatives or by or on behalf of the Nominee; provided that in the case of the immediately foregoing clause (ii), the source of such information was not believed by you at the time of the receipt of such information, after reasonable inquiry of the disclosing person, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or one of its Affiliates with respect to such information at the time the same was disclosed, or (iii) was independently developed by you or your Representatives without reference to or use of any of the Confidential Information.

2. You hereby agree that you and your Affiliates and your respective Representatives will (a) keep the Confidential Information strictly confidential and not disclose any of it except as permitted below and in the last sentence of Section 3, and (b) not use any of the Confidential Information in relation to any action described in Section 3 or Section 4(b) of the Cooperation Agreement; provided, however, that you may disclose Confidential Information to your Representatives who are informed by you of the confidential nature of such information and agree to comply with this letter agreement, and you will be responsible for any violation of this letter agreement by your Representatives as if they were parties hereto.

3. If you or any of your Representatives are requested or required by any court or regulatory authority to disclose any of the Confidential Information, you will (a) immediately notify the Company in writing by facsimile and certified mail, (b) sufficiently in advance of such disclosure to allow the Company a reasonable opportunity to respond, provide the Company with a list of any Confidential Information you intend to disclose and (c) at all times cooperate with the Company, at the Company’s request and expense, to the extent it may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or narrow the scope of such requested or required disclosure and to obtain confidential treatment of any information which could be disclosed. If, in the absence of a protective order or the receipt of a waiver from the Company in its sole discretion after a request in writing therefor is made by you (such request to be made as soon as reasonably practicable to allow the Company a reasonable amount of time to respond thereto), you are required by any court or regulatory authority to disclose Confidential Information, you will disclose only that portion of the Confidential Information which you are advised by counsel is legally required and use your reasonable best efforts to obtain assurances that confidential treatment will be accorded to such Confidential Information. In no event will you or any of your Representatives oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded the Confidential Information. In the event that you and/or your Representatives shall have complied in all material respects with the provisions of this paragraph, you and your Representatives shall have no liability hereunder for the disclosure of that Confidential Information which it is required by applicable law to be so disclosed. Notwithstanding the foregoing, you and your Representatives shall not be subject to the foregoing provisions of this Section 3 in the context of standard requests for information from any governmental authority or self regulatory organization with regulatory jurisdiction over any such person.

4. You acknowledge that (a) none of the Company or any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information, and (b) none of the Company or any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom.

5. All Confidential Information shall remain the property of the Company. Neither you nor any of your Representatives shall by virtue of disclosure of and/or your use of any Confidential Information acquire any rights with respect thereto all of which rights (including all intellectual property rights) shall remain exclusively with the Company.

6. You hereby represent and warrant to the Company that this letter agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms.

7. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

8. (a) You and your Affiliates and your respective Representatives’ obligations to protect the Company’s Confidential Information pursuant to this letter agreement shall survive the termination of this agreement and the Cooperation Agreement.

(b) At any time upon the written request of the Company for any reason, you will promptly deliver to the Company or destroy all Confidential Information (and all copies thereof) furnished to you, your Affiliates or any of your or their Representatives by or on behalf of the Company; provided, however, that in the event you destroy such Confidential Information, you shall provide the Company with a certificate of an officer of each Investor certifying such destruction. Notwithstanding the foregoing, you and your Representatives (i) may retain a copy of the Confidential Information in order to comply with applicable law, regulation or professional standards, or to comply with a bona fide document retention policy, and (ii) to the extent that Confidential Information is electronically stored, such electronically stored Confidential Information shall be destroyed only to the extent that it is reasonably practical to do so. Notwithstanding the return of Confidential Information, you, your Affiliates and your and their Representatives will continue to be bound by the confidentiality and other obligations set forth in this letter agreement.

9. You acknowledge that the value of the Confidential Information to the Company is unique and substantial, but may be impractical or difficult to assess in monetary terms. In the event of an actual or threatened violation of this letter agreement, you expressly consent to the enforcement of this letter agreement by injunctive relief or specific performance, without proof of actual damages, in addition to any other remedy to which the Company is entitled at law or in equity. Each of the parties hereto (a) irrevocably waives the right to trial by jury, (b) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (c) irrevocably consents to service of process by first-class certified mail, return receipt requested, postage prepaid, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS LETTER AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK.

10. This letter agreement contains the entire understanding of the parties with respect to the subject matter hereof and thereof and may be amended only by an agreement in writing executed by the parties hereto.

11. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if delivered in person or sent by overnight delivery (providing proof of delivery) to the party at the following addresses (or at such other address for a party as shall be specified by like notice) on the date of delivery, or if by fax, upon confirmation of receipt:

If to the Company:	C. R. Bard, Inc.
730 Central Avenue

Murray Hill, NJ 07974
Attention: Office of General Counsel

Fax: (908) 277-8025

If to the Nominee, any
Investor or any Investor Affiliate:	ValueAct Capital 435 Pacific Ave., 4th Floor San Francisco, CA 94133 Attention: General Counsel

Fax: (415) 362-5727

12. If at any time subsequent to the date hereof, any provision of this letter agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this letter agreement.

13. This letter agreement may be executed in two or more counterparts which together shall constitute a single agreement.

14. This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of the Company, whether by operation of law or otherwise.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

C. R. Bard, Inc.

By:
Name:	Timothy M. Ring
Title:	Chairman and CEO

Accepted and agreed as of

January 20, 2012:

NOMINEE:

G. Mason Morfit

INVESTORS:

ValueAct Capital Master Fund, L.P., by VA Partners I, LLC its General Partner

By:
Name:
Title:

VA Partners I, LLC

By:
Name:
Title:

ValueAct Capital Management, L.P., by ValueAct Capital Management, LLC its General Partner

By:
Name:
Title:

ValueAct Capital Management, LLC

By:
Name:
Title: